SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 7, 2003

Sempra Energy

(Exact name of registrant as specified in its charter)

California	1-14201	33-0732627
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

101 Ash Street, San Diego, California	92101
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (619) 696-2034

Item 5. Other Events.

On October 8, 2003, Sempra Energy executed an underwriting agreement for the issuance and sale of 15,000,000 shares of its common stock (with the option to issue and sell up to an additional 1,500,000 shares of its common stock), as set forth in the Prospectus and Prospectus Supplement with respect thereto, dated October 8, 2003. The transaction is expected to close on or about October 14, 2003. Further information regarding the transaction is contained in the underwriting agreement and pricing agreement, which are attached hereto as Exhibits 1.1 and 1.2.

In the Prospectus Supplement filed with respect to the offering of common stock, Sempra Energy reported the following recent developments:

Credit Rating Changes

On October 7, 2003, Standard & Poor’s reduced our corporate credit and senior unsecured debt ratings from A- to BBB+. It also reduced the corporate credit ratings of our California utility subsidiaries, San Diego Gas & Electric Company (SDG&E) and Southern California Gas Company (SoCalGas), from A+ to A, their senior unsecured debt ratings from A to A-, and their preferred stock ratings from A- to BBB+. The utilities’ prior ratings for their senior secured debt were affirmed at A+. All ratings were issued with a stable outlook.

Litigation

As previously reported, on August 25, 2003 the California Public Utilities Commission (CPUC) announced that it had denied a rehearing of its decision approving a settlement with SDG&E allocating between customers and shareholders the profits from intermediate-term purchase power contracts that SDG&E had entered into prior to California’s electric utility industry restructuring. Utility Consumers’ Action Network, an advocacy group for small consumers, has petitioned the California Court of Appeals to review the CPUC’s decision. The acceptance of the petition for review is at the discretion of the court. As a result of the CPUC decision, we have recognized additional after-tax income of $65 million in the third quarter of 2003.

On September 30, 2003, an arbitration panel determined that our subsidiary, Sempra Energy Resources, had not breached its joint development contract with a subsidiary of Occidental Petroleum Company relating to the Elk Hills power project jointly developed by the two companies. Occidental had alleged, among other things, that it was entitled to become a party to our subsidiary’s electricity supply contract with the California Department of Water Resources or receive a share of the proceeds from providing power under the contract from the Elk Hills project.

Other

As a result of reductions in actual and previously anticipated sales of natural gas by Frontier Energy, our small North Carolina utility subsidiary, we have written down our carrying value of the assets of the utility by approximately $80 million. The write down reduces our after-tax income for the third quarter of 2003 by approximately $50 million.

Our third quarter net income will also be negatively affected by a $37 million after-tax charge for litigation and for losses associated with a sublease of portions of the SoCalGas headquarters building.

As previously reported, our California utility subsidiaries have filed cost of service applications with the CPUC seeking rate increases designed to reflect forecasts of 2004 capital and operating costs. The utilities are requesting revenue increases of approximately $121 million ($45 million for SoCalGas and $76 million for SDG&E). The CPUC’s Office of Ratepayer Advocates is advocating rate decreases that would reduce the utilities’ annual revenues by $162 million from their current level ($121 million for SoCalGas and $41 million for SDG&E). Two advocacy groups for small consumers are advocating rate decreases that would reduce annual revenues by $266 million from their current level ($178 million for SoCalGas and $88 million for SDG&E). The procedural schedule for the cost of service applications permits a decision as early as March 2004, and our utilities have filed a petition for interim rate relief for the period from January 1, 2004 until the effective date of the decision.

On October 7, 2003, SDG&E applied to the CPUC for approval of an electric procurement plan that contemplates (i) procuring 643 megawatts of energy and demand reduction resources beginning in 2005 with contracts extending through 2020, (ii) acquiring 601 megawatts of new generation, including a 555-megawatt power plant in Escondido, California to be constructed by Sempra Energy Resources, another of our subsidiaries, for completion in 2006, and (iii) constructing new transmission lines. The cost related to this proposed plan is approximately $640 million.

Item 7. Exhibits.

(c)     Exhibits.

Exhibit Number	Description of Exhibit

1.1	Underwriting Agreement, dated October 8, 2003.

1.2	Pricing Agreement, dated October 8, 2003.

99.1	Press release, dated October 7, 2003.

Item 12. Results of Operations and Financial Condition.

The following information is furnished pursuant to Item 12, “Results of Operations and Financial Condition,” and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section.

On October 7, 2003, Sempra Energy issued a press release reaffirming its 2003 earnings guidance and revising its 2004 earnings guidance, taking into account the effects of its plan to sell 15 million shares of its common stock. A copy of the press release is attached hereto as Exhibit 99.1

The information contained in this Item 12 of this Current Report, including Exhibit 99.1, shall not be incorporated by reference into any filing of Sempra Energy, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 9, 2003	SEMPRA ENERGY

	By:	/s/ FRANK H. AULT
Frank H. Ault Principal Accounting Officer, Senior Vice President and Controller

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

1.1	Underwriting Agreement, dated October 8, 2003.

1.2	Pricing Agreement, dated October 8, 2003.

99.1	Press release, dated October 7, 2003.

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